CONTACT: ALAN CAMINITI 914-701-8400

FOR IMMEDIATE RELEASE:

Atlas Air, Inc. and Polar Air Cargo, Inc.
Renew Contract With U.S. Air Force

AIRLINES TO CONTINUE CARGO FLIGHTS FOR AIR
MOBILITY COMMAND IN 2005

Purchase, N.Y., September 13, 2004—Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar), subsidiary companies of Atlas Air Worldwide Holdings, Inc. (AAWW), have been awarded a $25 million contract from the U.S. Air Force Air Mobility Command (AMC) to provide fixed air cargo flying in AMC’s fiscal year 2005. AMC’s fiscal year 2005 begins Oct. 1, 2004, and ends Sept. 30, 2005.

Atlas and Polar will also continue to support AMC’s requirements for additional expansion flying. Although the amount of expansion flying has not been explicitly identified yet by AMC, Atlas and Polar expect it to exceed the fixed award significantly. Total AMC flying accounted for approximately $186 million in revenue for AAWW in the first eight months of 2004.

The teaming arrangement of which Atlas and Polar are a part has been awarded an estimated $825 million, indefinite delivery/indefinite quantity contract to provide for International Airlift Services, including both fixed and expansion flying. The Air Force can issue delivery orders totaling up to that amount, although actual requirements will determine if the amount is less than $825 million. According to the award, Atlas and Polar will be the “location of performance” for 25 percent of the total flying awarded to the team. At this time, no funds have yet been obligated to this contract.

“We are very pleased with the award of this contract, as military flying has been an important component of our business in recent years,” said Jeffrey H. Erickson, President and Chief Executive Officer of AAWW. “Based on AMC’s award announcement, we foresee the high level of military flying that we have been conducting continuing into 2005.”

About AAWW:

AAWW is the parent company of Atlas Air, Inc. and Polar Air Cargo, Inc., which together operate the world’s largest fleet of Boeing 747 freighter aircraft. Atlas Air, Inc. is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar Air Cargo, Inc. is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves substantially all major trade lanes of the world. Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the companies) that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs; financing costs; the cost and availability of war risk insurance; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the companies’ products; pending and future litigation; the commencement of public trading and market acceptance of AAWW’s new common stock; and other risks and uncertainties set forth from time to time in the Company’s reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such statements other than as required by law.

# # #